Exhibit 99.1

IDT ANNOUNCES RESIGNATION OF PETER FELD FROM THE BOARD OF DIRECTORS

SAN JOSE, Calif.-- February 26, 2014 -- Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, today announced that Peter Feld has resigned as a member of the company’s board of directors, effective February 26, 2014. Feld served on IDT’s board since June 2012.

“I want to thank Peter for his service on the board for the last twenty months,” said John Schofield, IDT’s chairman of the board. “Peter brought a fresh perspective and helped the board attain a higher level of performance. He has significantly helped the board and the Company to enhance shareholder value with his professionalism and contributions. I have valued his counsel during his tenure on the Board of Directors.”

Greg Waters, IDT’s president and CEO, stated, “It has been a pleasure working with Peter throughout the CEO search process and since my appointment as CEO. We share a common goal of creating value for the benefit of all IDT shareholders and are aligned on the Company’s go-forward strategy.”

“I have enjoyed working with management and the board of IDT over the past twenty months,” said Feld. “During this crucial period, a great deal has been accomplished. Since June 2012, operating margins have improved from low single digits to over 20 percent last quarter, and the stock price is currently at a six-year high. IDT is extremely well positioned for future success with a renewed product focus, best-in-class financial performance, a healthy balance sheet and a very talented employee base. I would like to thank my fellow board members for the opportunity to serve as a director for IDT. I look forward to remaining a shareholder as the Company continues to execute.”

About IDT

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release, including but not limited to statements regarding the Company’s business, strengths and products, involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and introduction of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company's Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and the Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2013. All forward-looking statements are made as of the date of this release and the Company disclaims any duty to update such statements.

IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

IDT Corporate Marketing
Graham Robertson, 408-284-2766 (Press)
graham.robertson@idt.com

or

IDT Investor Relations
Suzanne Schmidt, 415-217-4962 (Investor)
suzanne@blueshirtgroup.com